RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 HUMATECH, INC.

                             (Pursuant to BCA 10.30)

     The undersigned being the President and Secretary of Humatech, Inc., an Illinois corporation, hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of said Corporation on March 26, 2003 and approved by the shareholders at the annual meeting held on May 2, 2003, it was voted that these Restated Articles of Incorporation be filed.

     1.     The  name  of  the  corporation  is  Humatech,  Inc.

     2.     The  text  of  each  amendment  adopted:

                                    ARTICLE I

     The  name  of  the  corporation  is  Humatech,  Inc.

                                   ARTICLE II

     The name and address of the Corporation's registered agent and its registered office are:

               Kenneth  G.  Mason
               123  W.  Madison  Street,  Suite  700
               Chicago,  IL  60602

                                   ARTICLE III

     The  purpose  or  purposes  for  which  the  Corporation  is organized are:

     To operate, own, manage, and control a company to manufacture and sell organic humate based fertilizer and animal feed ingredients.

     To purchase, exchange, acquire, lease, own mortgage, encumber, improve, or cause to be improved, use, lend, borrow, produce, manufacture, assemble, construct, operate, service, maintain, convey and subdivide, plat, trade, and deal in any property, real, personal or mixed, choices in action, or an interest therein, either directly or indirectly, as licensee or franchisee, individually or in association with other individuals, partnerships, firms, corporations, or entities, whether public, governmental, or private, and generally to engage in or conduct any form of manufacturing, mercantile, service or real estate enterprise as may be necessary or convenient in connection with any business of the corporation not contrary to the Illinois Business Corporation Act, within the State of Illinois, and in the various other states, territories, and dependencies of the United States, in the District of Columbia, and in any or all foreign countries, not as real estate brokers.

     To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the corporation is formed and for any lawful purpose under the Business Corporation Act of 1983.

                                   ARTICLE IV

     This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Two Million Five Hundred Thousand (2,500,000) shares, par value $0.001.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Business Corporation Act of the State of Illinois. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

     Omitted.

                                   ARTICLE VI

     Directors shall be elected by a vote of such majority of a quorum of shareholders present at any meeting held for such purpose. Cumulative voting shall not be allowed.

                                   ARTICLE VII

     Amendments to the Corporation's Articles of Incorporation shall be adopted upon receiving the affirmative vote of a majority of the votes of the shares entitled to vote on such amendment, including the votes of the shares of any class or series of shares entitled to vote as a class on the amendment.

     3. The Corporation was originally incorporated on February 2, 1998 as Midwest Enterprise Consultants, Inc. Amendments to the Articles of Incor-poration were filed on March 3, 1997, May 5, 1997, and May ___, 2003.

     4. As of the date of this filing, the Corporation has issued and outstanding _____ shares of common stock, and no shares of preferred stock. The amount of paid in capital as of the date of this filing is $1,000.

     5. These restated articles were adopted at a meeting of shareholders by the affirmative vote of the holders of outstanding shares having not less than the minimum number of votes necessary to adopt the amendment, as provided by the articles of incorporation.

     The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Dated:     May  3,  2003           Humatech,  Inc.


                                   ------------------------------------
                                   By:     David  G.  Williams
                                   Its:     President


                                   Attested  by:


                                   ------------------------------------
                                   By:     John  D.  Rottweiler
                                   Its:     Secretary